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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Oncogene Science, Inc.:


         We consent to incorporation by reference in the registration statement dated December 1, 1995 on Form S-8 of Oncogene Science, Inc. of our reports dated December 9, 1994, relating to the consolidated balance sheets of Oncogene Science, Inc. and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows, and the related schedules for each of the years in the three-year period ended September 30, 1994, which reports appear in the September 30, 1994 annual report on Form 10-K of Oncogene Science, Inc.



                                        KPMG PEAT MARWICK LLP

Jericho, New York
November 29, 1995